Exhibit 19.1
Midland States Bancorp, Inc. Insider Trading Policy
This Insider Trading Policy (this “Policy”) sets forth certain mandatory restrictions and provides certain additional guidelines to employees, officers, and directors of, and contractors and consultants to, Midland States Bancorp, Inc. and its subsidiaries, including Midland States Bank (collectively, the “Company”) with respect to transactions in the Company’s securities.
I.    Background
    Federal and state securities laws provide severe penalties for both individuals and companies for trading in securities based upon “Material Nonpublic Information” (as defined in Section VI).
(a)    Liability for Insider Trading. Section 32(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provides that Insiders (as defined in Section II.(a)) may be subject to penalties of up to $5 million and up to 20 years in jail for engaging in transactions in the Company’s securities at a time when they have knowledge of Material Nonpublic Information regarding the Company. Although responsibility for compliance with this Policy and liability for noncompliance are primarily personal to the individuals involved, violations may also result in civil and criminal liability for the Company. Criminal penalties for corporations may be assessed up to as much as $25 million.
(b)    Liability for Tipping. Insiders also may be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed Material Nonpublic Information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. The Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the national stock exchanges and the Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading.
(c)    Company Interests. In addition to the need to comply with applicable law, the Company has also determined that it is in the best interest of the Company for its directors, officers, employees, consultants and contractors to conduct their trading of Company securities, as well as the securities of the Company’s business partners (both existing and those companies with which the Company is considering entering into a material business transaction), in a manner that avoids the appearance of impropriety even if in technical compliance with applicable law.
(d)    Section 16. Following an IPO or certain other events the Company will be required to comply with the reporting obligations and limitations on “short swing” transactions set forth in Section 16 of the Exchange Act (“Section 16”). Under Section 16, directors and certain officers of the Company who purchase and sell the Company’s securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any Material Nonpublic Information. Moreover, under Section 16 no officer or director may ever make a short sale of the Company’s stock. The Company has provided, or will provide, separate memoranda and other appropriate materials to its directors and officers regarding Section 16 prior to Section 16 becoming applicable to the Company.
II.    Applicability of Policy
(a)    Persons Covered by this Policy. This Policy applies to all officers and senior management personnel of the Company; all members of the Company’s board of directors; and all other employees of, and consultants and contractors to, the Company who receive or have access to Material Nonpublic Information regarding the Company. This group of people, members of their immediate families and members of their households are sometimes referred to in this Policy as “Insiders.” Any person who possesses Material Nonpublic Information regarding the Company is an Insider for so long as the information is not publicly known. Any employee can be an Insider from time to time, and would at those times be subject to this Policy. This Policy also applies to any person who receives Material Nonpublic Information from any Insider.
(b)    Transactions Covered by this Policy. This Policy applies to all transactions in the Company’s securities, including common stock, preferred stock, warrants, options, subordinated debentures and any other securities the Company may issue from time to time. The transactions covered by this Policy specifically include any transactions designed to hedge or offset any decrease in the market value of any of the Company’s securities described in the preceding sentence.
(c)    Applicability to Trading in Securities of Business Partners. This Policy and the restrictions and guidelines described herein also apply to Material Nonpublic Information relating to other companies, including the Company’s customers, vendors or suppliers, when that information is obtained in the course of employment with, or other services performed on behalf of, the Company.
III.    General Policy
(a)    Statement of Policy. It is the policy of the Company to oppose the unauthorized disclosure of any nonpublic information acquired in the workplace and the misuse of Material Nonpublic Information in securities trading.
(b)    Possible Disciplinary Actions. Insiders who violate this Policy shall be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans, reduction or elimination of annual or other bonuses and/or termination of employment.
(c)    Individual Responsibility. Every Insider has the individual responsibility to comply with this Policy against insider trading, even if such Insider only trades outside the Black-out Period (as defined in Section IV(d)). An Insider may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.

IV.    Mandatory Restrictions
(a)    Trading on Material Nonpublic Information. No Insider shall engage in any transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she possesses Material Nonpublic Information concerning the Company, and ending at the close of business on the second Trading Day following the date of public disclosure of that information, or at such time as such Material Nonpublic Information is no longer material, unless such transfer is made pursuant to an approved 10b5-1 Trading Plan, as described below. As used herein, the term “Trading Day” shall mean a day on which national stock exchanges are open for trading.
(b)    Tipping. No Insider shall disclose (“tip”) any Material Nonpublic Information with respect to the Company’s securities to any other person (including family members), nor shall such Insider or related person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the Company’s securities.
(c)    Confidentiality of Nonpublic Information. Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden.
(d)    Mandatory Black-out Period for Officers, Directors and Certain Employees. The period beginning two weeks before the end of each fiscal quarter and ending two Trading Days following the date of public disclosure of the financial results for each fiscal quarter is a particularly sensitive period of time for transactions in the Company’s securities from the perspective of compliance with applicable securities laws. This sensitivity is due to the fact that officers, directors and certain other employees will, during that period, often possess Material Nonpublic Information about the expected financial results for the quarter.
Accordingly, to ensure compliance with this Policy and applicable federal and state securities laws, all directors and officers and other employees who have access to the Company’s internal financial statements or other Material Nonpublic Information shall refrain from conducting transactions involving the purchase or sale of the Company’s securities during the period beginning two weeks before the last day of the fiscal quarter and ending two Trading Days following the date of public disclosure of the financial results for each fiscal quarter (the “Black-out Period”). The purpose behind the Black-out Period is to establish a diligent effort to avoid any improper transaction or any transaction that has the appearance of impropriety. At times when the Company is not filing reports with the SEC or otherwise making its financial results know to the general public, the Black-Out period shall be deemed to end five business days after the Company has mailed its financial results to shareholders.
From time to time, the Company also may require that Insiders and others suspend trading because of developments known to the Company and not yet disclosed to the public. In such event, such persons are prohibited from engaging in any transaction involving the purchase or sale of the Company’s securities during such period and may not disclose to others the fact of such suspension of trading.
It should be noted, however, that even outside the Black-out Period, any person possessing Material Nonpublic Information concerning the Company should not engage in any transactions in the Company’s securities until such information has been known publicly for at least two Trading Days, whether or not the Company has called for a suspension of trading by that person. Assuming the absence of Material Nonpublic Information, trading in the Company’s securities outside of the Black-out Period should not be considered a “safe harbor,” and all directors, officers and other persons should use good judgment at all times.

(e)    Pre-Clearance of Trades. The Company has determined that Insiders should refrain from trading in the Company’s securities without first complying with the Company’s “pre-clearance” process. Each Insider should contact the Company’s Corporate Counsel no less than two business days prior to seeking to commence any trade in the Company’s securities. The Company may find it necessary, from time to time, to require compliance with the pre-clearance process from certain other persons. Any employee with any questions regarding trading in the Company’s securities is encouraged to contact the Company’s Corporate Counsel.
(f)    Prohibition Against Short Sales. No director, officer or other senior management personnel of the Company shall enter into any “short” position with respect to any equity security of the Company, including as set forth in Section 16(c) of the Exchange Act.
(g)    Prohibition Against Hedging. No director, officer or employee is permitted to enter into any hedging transaction with respect to the Company’s securities, including, but not limited to, the purchase or use of, directly or indirectly through any other persons or entities, any stock option, prepaid variable forward contracts, equity swaps, collars, exchange funds or any other instruments to directly offset any decrease in the market value of the Company’s securities; provided, however, that such prohibition shall not apply to positions in broad based exchange traded mutual funds or ETFs containing stocks in the financial or banking sector.

V.    Section 16 Reporting Persons
When applicable, each year the Company’s board will identify the Section 16 reporting insiders and notify them of their status as such. These individuals will be required to comply with Section 16 of the Exchange Act, and the Company will inform them of these obligations.
VI.    Definition of Material Nonpublic Information
It is not possible to define all categories of “material” information. Information should be regarded as material, however, if there is a reasonable likelihood that it would be considered important to a reasonable investor in making an investment decision regarding the purchase or sale of the Company’s securities. While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include, but is not limited to:
•financial results;
•projections of future earnings or losses;
•dividend declarations;
•news of a pending or proposed merger or joint venture;
•news of the disposition of a subsidiary;
•gain or loss of a substantial customer;
•stock splits or consolidations;
•new equity or debt offerings;
•acquisitions;
•significant litigation exposure due to actual or threatened litigation; and
•major changes in senior management.
Either positive or negative information may be material. Nonpublic information is information that has not been previously disclosed to the general public and is otherwise not available to the general public.
VII.    Certain Exemptions from the Policy

(a)    Exercise of Stock Options. For the purposes of this Policy, the Company considers that the exercise of stock options for cash under the Company’s stock options plans (but not the sale of any shares acquired upon exercise) is exempt from this Policy, since the other party to the transaction is the Company itself and the price does not vary with the market, but is fixed by the terms of the option agreement or the plan.
(b)    Pre-Existing/10b5-1 Trading Plans. An Insider may have trades in the Company’s securities made on his or her behalf during a restricted period or when the Insider is in possession of Material Nonpublic Information if the Insider enters into a plan, contract or instruction at a time that is not during a restricted period and while the Insider is not in possession of Material Nonpublic Information. In accordance with the foregoing restrictions, trades may be made pursuant to the trading plan despite the fact that the Insider may be in possession of Material Nonpublic Information, or the Company is in a restricted period, at the actual time of the trade. Generally, a trading plan must specify the amount of securities to buy or sell, the price at which to buy or sell, as well as specific time periods for the trades. However, please note that some brokers require use of their own form trading plan. Should you wish to review the Company’s form of trading plan, please contact the Company’s Corporate Counsel. You must notify the Company’s Corporate Counsel no later than two business days prior to entering into a trading plan with respect to the Company’s securities.
(c)    Bona Fide Gifts of Company Stock. Bona fide gifts of the Company’s securities made by Insiders to family members and charities also are generally exempt from this Policy. Whether a gift is bona fide, however, will depend on the circumstances surrounding the gift. For example, gifts to dependent children followed by a sale of the “gift” shares by the donee in close proximity to the time of the gift may imply some economic benefit to the donor and, therefore, make the gift non-bona fide. Insiders should also be aware that there may be some exposure to tax liability based on the timing and value of the gift.
(d)    401(k) Plan. This Policy does not apply to periodic contributions to the Company’s 401(k) Plan which are used to purchase Company stock pursuant to an individual’s advance instructions. The Policy does apply, however, to certain elections Insiders may make under the 401(k) Plan, including: (i) an election to increase or decrease the amount or percentage of the periodic contributions that will be allocated to the Company stock fund; (ii) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (iii) an election to borrow money against the 401(k) Plan account, if the loan will result in a liquidation of some or all of the Insider’s Company stock fund balance; and (iv) an election to prepay a plan loan if the prepayment will result in a change in the Insider’s Company stock fund balance.

5